CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 26, 1999, relating to the financial statements and financial highlights of Artisan Small Cap Fund, Artisan International Fund, Artisan Mid Cap Fund and Artisan Small Cap Value Fund (constituting the four portfolios of Artisan Funds, Inc.), which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute parts of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
October 25, 1999